Exhibit 99

FOR IMMEDIATE RELEASE	Contact:	Cindy Knoebel, CFA
VP, Financial & Corporate Communications VF Services (336) 424-6189/(212) 841-7141
VF CONFIRMS OUTLOOK FOR RECORD FOURTH QUARTER RESULTS
•	Revenues anticipated to rise 18%

•	Earnings per share from continuing operations expected to increase more than 13%
Greensboro, N.C. — December 19, 2007 — VF Corporation (NYSE: VFC), a global leader in branded lifestyle apparel, today reaffirmed its guidance for record fourth quarter revenues and earnings, which were initially provided on October 18, 2007. The Company plans to release its fourth quarter results at the close of the market on February 5, 2008. In addition, the Company will initiate guidance for 2008 and provide a review of its five-year Growth Plan and targets at a company-hosted meeting and web cast on January 9, 2008.
“VF’s business model is unique — and we’re seeing it validated as we successfully navigate through an extraordinary array of challenging cross-currents,” said Mackey McDonald, Chairman and Chief Executive Officer. “In addition to having some of the strongest, most authentic and consumer-connected brands in the world, we’re also benefiting from our incredible diversity — across brands, geographies, product categories and channels of distribution.” Added Eric Wiseman, President, “We’re looking forward to finishing this year on a very strong note and have confidence that we will maintain our momentum into next year and beyond.”
Cautionary Statement on Forward-looking Statements
Certain statements included in this release are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting VF and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements.
Potential risks and uncertainties that could cause the actual results of operations or financial condition of VF to differ materially from those expressed or implied by forward-looking statements in this release include VF’s reliance on a small number of large customers; the financial strength of VF’s customers; changing fashion trends and consumer demand; increasing pressure on margins; VF’s ability to implement its growth strategy; VF’s ability to successfully integrate and grow acquisitions; VF’s ability to maintain information technology systems; stability of VF’s manufacturing facilities and foreign suppliers; continued use by VF’s suppliers of ethical business practices; VF’s ability to accurately forecast demand for products; continuity of members of VF’s management; VF’s ability to protect trademarks and other intellectual property rights; maintenance by VF’s licensees and distributors of the value of VF’s brands; the overall level of consumer spending; general economic conditions and other factors affecting consumer confidence; fluctuations in the price, availability and quality of raw materials and contracted products; foreign currency fluctuations; and legal, regulatory, political and economic risks in international markets. More information on potential factors that could affect VF’s financial results is included from time to time in VF’s public reports filed with the Securities and Exchange Commission, including VF’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

About VF
VF Corporation is a global leader in lifestyle apparel with a diverse portfolio of jeanswear, outdoor, imagewear, sportswear and contemporary apparel brands. Its principal brands include Wrangler®, Lee®, Riders®, The North Face®, Vans®, Reef®, Eagle Creek®, Eastpak®, JanSport®, Napapijri®, Nautica®, Kipling®, John Varvatos®, 7 For All Mankind®, lucy®,Majestic® , Lee Sport® and Red Kap®.
VF Corporation’s press releases, annual report and other information can be accessed through the Company’s home page, www.vfc.com.
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